Exhibit 99(h)(1)(i)

AMENDMENT

This Amendment (the “Amendment”) is made and entered into on this 27th day of September, 2010 between RBC FUNDS TRUST, formerly Tamarack Funds Trust (the “Trust”), a Delaware statutory trust, and RBC GLOBAL ASSET MANAGEMENT (U.S.) INC., formerly Voyageur Asset Management Inc. (“Administrator”).

WHEREAS, the Trust and Administrator have entered into a Administrative Services Agreement dated as of August 31, 2006, as amended and supplemented from time to time, (the “Agreement”); and

WHEREAS the Trust and Administrator desire to amend the Agreement.

NOW THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

SECTION 1.   SCHEDULE A.   Schedule A to the Agreement is hereby amended and restated, as attached.

SECTION 2.  Agreement Continuation.  The Agreement, as modified herein, shall continue in full force and effect, and nothing herein contained shall be construed as a waiver or modification of existing rights under the Agreement, except as such rights are expressly modified hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective authorized officers or representatives as of the date first above written.

RBC FUNDS TRUST		RBC GLOBAL ASSET MANAGEMENT (U.S.) INC.

By:	/s/ Erik R. Preus	By:	/s/ Michael T. Lee
Name:	Erik R. Preus	Name:	Michael T. Lee
Title:	President	Title:	President and CIO
Date:	9/27/10	Date:	9/27/10

Schedule A

Funds of RBC Funds Trust Covered By This Agreement

Tax-Free Money Market Fund

U.S. Government Money Market Fund

Prime Money Market Fund

Access Capital Community Investment Fund

RBC U.S. Long Government/Credit Fund

RBC U.S. Long Corporate Fund

RBC U.S. Investment Grade Corporate Fund

RBC U.S. High Yield Corporate Fund

RBC U.S. PRisM 1 Fund

RBC U.S. PRisM 2 Fund

RBC U.S. PRisM 3 Fund

RBC U.S. Inflation-Linked Fund

RBC U.S. Securitized Asset Fund